EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 5, 2003 relating to the financial statements of Southwestern Energy Company, which appears in Southwestern Energy Company's Annual Report on Form 10-K for the year ended December 31, 2002.

PricewaterhouseCoopers LLP

Tulsa, Oklahoma

October 30, 2003